NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL I. ELECTION OF DIRECTORS
PROPOSAL II. APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
EXECUTIVE COMPENSATION
Summary Compensation Table
Retirement Plans
Supplemental Key Executive Pension Plan
Supplemental Key Executive Pension Plan Table
Employment and Severance Agreements
Compensation Committee Report on Executive Compensation
STOCK PERFORMANCE CHART
Comparison of Five-Year Cumulative Total Return
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER INFORMATION
SHAREHOLDER PROPOSALS

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

Federal Mogul

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

________________________________________________________________________________

[FEDERAL MOGUL LOGO]

26555 Northwestern Highway, Southfield, Michigan 48034

March 15, 2000

To Our Shareholders:

You are cordially invited to attend our 2000 Annual Meeting of Shareholders of Federal-Mogul Corporation. The meeting will be held at Federal-Mogul’s World Headquarters, 26555 Northwestern Highway, Southfield, Michigan on Wednesday, April 19, 2000, beginning at 8:30 a.m.

The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Shareholders.

Included with the Proxy Statement is a copy of the Company’s Annual Report to Shareholders. It includes information on the Company’s operations and products, as well as the Company’s audited financial statements.

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying Proxy Card in the enclosed postage-paid envelope or vote by telephone. Returning the Proxy Card or voting by telephone does not deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

/s/ Richard A. Snell

Richard A. Snell
Chairman of the Board,
Chief Executive Officer and President

________________________________________________________________________________

[FEDERAL MOGUL LOGO]

26555 Northwestern Highway, Southfield, MI 48034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 15, 2000

The Annual Meeting of Shareholders of Federal-Mogul Corporation will be held at the World Headquarters of the Corporation, 26555 Northwestern Highway (southwest corner of Northwestern Highway and Lahser Road), Southfield, Michigan, on Wednesday, April 19, 2000, at 8:30 a.m., for the following purposes:

1.	to elect a Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	to approve the appointment of Ernst & Young LLP as independent public accountants for 2000; and

3.	to transact such other business as may properly come before the meeting.

Shareholders who owned Federal-Mogul stock at the close of business on Tuesday, February 29, 2000 may attend and vote at the meeting. If you cannot attend the meeting, you may vote over the telephone as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage pre-paid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

/s/ David M. Sherbin
David M. Sherbin
Associate General Counsel and Secretary

________________________________________________________________________________

[FEDERAL MOGUL LOGO]

26555 Northwestern Highway, Southfield, Michigan 48034

March 15, 2000

PROXY STATEMENT

The Board of Directors of Federal-Mogul Corporation is soliciting proxies to be voted at the Annual Meeting of Shareholders, to be held on Wednesday, April 19, 2000, at the World Headquarters, 26555 Northwestern Highway, Southfield, Michigan, beginning at 8:30 a.m.

This Proxy Statement and the enclosed Proxy Card are being mailed to Shareholders on or about March 15, 2000.

Only Shareholders of record of the Company’s Common Stock and Series C ESOP Convertible Preferred Stock (“Series C Stock”) at the close of business on February 29, 2000 will be entitled to vote. On that date, approximately 70,511,346 shares of Common Stock and 688,304 shares of Series C ESOP Convertible Preferred Stock were outstanding. Each issued and outstanding share of Common Stock is entitled to one vote, and each issued and outstanding share of Series C Stock is entitled to two votes. Accordingly, there will be 71,887,954 votes eligible to be cast upon each matter to be voted upon at the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the Common Stock and Series C Stock outstanding on February 29, 2000 will constitute a quorum to conduct business.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, and the nominees receiving the highest number of votes cast for the number of positions to be filled will be elected. The affirmative vote of a majority of the votes cast on the ratification of the selection of Ernst & Young LLP as independent public accountants is required for approval.

Abstentions will be treated as shares present for the purpose of determining the presence of a quorum. Proxies relating to street name shares that are voted by brokers on some but not all of the matters to be considered at the Annual Meeting will be treated as present for purposes of determining a quorum, but will not be entitled to vote on any matter as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner (broker non-votes). In tabulating the votes, abstentions and broker non-votes will be treated as votes not cast and will not have any effect on the results of the voting on the matters stated in this Proxy Statement. The Trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received.

Shareholders of record may vote by completing and returning the enclosed Proxy Card or by calling a toll-free telephone number. Specific instructions for telephone voting are included on the enclosed Proxy Card. If a Shareholder votes by telephone, it is not necessary to return the Proxy Card. If you properly give a Proxy (including a written Proxy or a Proxy via telephone), your shares will be voted as you specify in the Proxy Card. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy or by attending the meeting and voting in person.

PROPOSAL I.

ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect eight directors to hold office until the next Annual Meeting of shareholders and until successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the eight nominees recommended by the Board of Directors, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

Each of the nominees for director is now a member of the Company’s Board of Directors.

[SNELL PHOTO]

RICHARD A. SNELL	Director since 1996

Age 58

Mr. Snell is Chairman of the Board, Chief Executive Officer and President of the Company, a position he has held since November 1996. Mr. Snell was previously employed by Tenneco, Inc., from November 1987 to November 1996, most recently having served as President and Chief Executive Officer of Tenneco Automotive from September 1993 until he was employed by the Corporation. Mr. Snell is also a director of Schneider National, Inc.
[FANNON PHOTO]

JOHN J. FANNON	Director since 1986

Age 66

Mr. Fannon retired in 1998 as Vice Chairman of Simpson Paper Company, a position he held since 1993. Mr. Fannon is currently a business consultant. From 1980 until he became Vice Chairman of Simpson Paper, Mr. Fannon served as its President. Mr. Fannon is also a director of Simpson Paper and Seton Medical Center.
[HILLS PHOTO]

RODERICK M. HILLS	Director since 1977

Age 69

Mr. Hills has served as the Chairman and former President of Hills Enterprises, Ltd. (formerly the Manchester Group) since 1987. Mr. Hills also practices law as a partner in Hills & Sterns. From May 1989 to June 1995, he was a partner and/or consultant to the law firms of Donovan Leisure Rogovin Huge & Schiller, Shea & Gould and Mudge Rose Guthrie Alexander & Ferndon. Mr. Hills is also a director of Per-Se Technologies, Inc. and Waste Management, Inc.
[LEWIS PHOTO]

PAUL SCOTT LEWIS	Director since 1998

Age 63

Mr. Lewis served as Chairman of Terranova Foods plc from October 1998 until June 1999, when the Company was acquired by Unigate plc. Mr. Lewis joined Tate & Lyle plc as Group Finance Director in June 1988 and served as its Deputy Chairman from March 1993 through February 1998. Mr. Lewis served on the Listing Policy Committee of the London Stock Exchange until 1996 and is a Governor of Stratford School, East London. Mr. Lewis is a former non-executive director of T&N plc and is a non-executive director of Dairy Crest Group.

[MADERO PHOTO]

ANTONIO MADERO	Director since 1994

Age 62

Mr. Madero founded Sanluis Corporación S.A. de C.V. and has served as its Chairman of the Board and Chief Executive Officer since 1979. Sanluis is a Mexican holding company with interests in gold, silver, mining and auto parts. Mr. Madero is also a director of Grupo Financiero Banamex Accival, S.A. de C.V., Deere and Company, G. Acción S.A., Alfa, S.A. de C.V., Grupo Industrial Saltillo, S.A. de C.V., Seguros Comercial America, S.A., Grupo Posadas, S.A. de C.V., Ferromex S.A. de C.V., Banca Chase (México) S.A., member of the International Advisory Committee of The Chase Manhattan Bank, Grupo Ferroviario Mexicano, S.A. de C.V., Group Financiero Inverlat, S.A. de C.V. and Cydsa, S.A. de C.V.
[MILLER PHOTO]

ROBERT S. MILLER, JR.	Director since 1993

Age 58

Mr. Miller was Vice Chairman and Chief Financial Officer of Chrysler Corporation until 1992. Most recently, he was President of Reliance Group Holdings from November 1999 until February 2000. Mr. Miller served as Chief Executive Officer of Waste Management, Inc. from October 1997 until July 1998 and from August 1999 until November 1999. In 1995, he was named Chairman of the Board of Directors of Morrison Knudsen Corporation, a position he held until September 1996 when he became its Vice Chairman. Mr. Miller is also a director of Pope & Talbot, Inc., Symantec Corp. and Waste Management, Inc.
[POPE PHOTO]

JOHN C. POPE	Director since 1987

Age 50

Mr. Pope is Chairman of PFI Group, a position in which he has served since 1999. He was Chairman of the Board of MotivePower Industries, Inc. from January 1996 to November 1999. Mr. Pope was President, Chief Operating Officer and a director of UAL Corporation and United Airlines from May 1992 until July 1994. Mr. Pope is also a director of Air Canada Corporation, Dollar Thrifty Automotive Group, Inc., Per-Se Technologies, Inc., Wallace Computer Services, Inc. and Waste Management Inc.
[WHALEN PHOTO]

SIR GEOFFREY WHALEN C.B.E.	Director since 1998

Age 64

Sir Geoffrey retired in 1997 as Managing Director and Deputy Chairman of Peugeot Motor Company plc (now known as Peugeot plc), positions he had held since 1984 and 1990, respectively. Sir Geoffrey also served as President of the Society of Motor Manufacturers & Traders, the trade association representing vehicle and component makers in the United Kingdom, from 1988-1990 and 1993-1995. Sir Geoffrey is also a director of Peugeot plc, Coventry Building Society, Hills Precision Components Ltd., Camden Motors Ltd. and Caradon plc.

The Board of Directors recommends a vote FOR each of the nominees.

Board Committees

	Audit	Governance	Compensation	Pension
Board Member		and
Nominating

Richard A. Snell

John J. Fannon		X	X*	X

Roderick M. Hills	X	X*		X

Paul Scott Lewis	X	X	X

Antonio Madero	X	X	X

Robert S. Miller, Jr.	X	X		X*

John C. Pope	X*	X	X

Sir Geoffrey Whalen		X	X	X

*	Committee Chairman

During 1999, there were eight meetings of the Board of Directors. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the standing committees on which he served.

The Board of Directors has four committees, the duties of which are described below:

Audit Committee. The Audit Committee met three times in 1999. The Committee is responsible for reviewing the Company’s accounting and financial reporting practices and provides a channel of communication between the Board of Directors and the Company’s independent accountants. This Committee reviews the scope and contents of the independent accountants’ audits, management letters and fees and the annual plans and work product of the internal auditing staff.

Governance and Nominating Committee. The Governance and Nominating Committee met two times during 1999. This Committee makes recommendations on the membership and compensation of the Board of Directors, and assures that a regular evaluation is conducted of the performance, independence, qualifications and integrity of both the Board of Directors and the executive officers of the Company.

Compensation Committee. The Compensation Committee met five times during 1999. The Committee determines compensation for the Company’s executive officers and makes recommendations to the Board of Directors concerning compensation for the Chairman of the Board and Chief Executive Officer. It also exercises the authority of the Board of Directors relating to the Company’s employee benefit plans.

Pension Committee. The Pension Committee met two times during 1999. This Committee conducts meetings with and reviews the performance of investment managers, trustees, and the Retirement Program Committee and plan administrators. This Committee also recommends pension funding levels to the Board of Directors after consultation with the Company’s Retirement Programs Committee, trustee actuaries, investment managers and other consultants retained by the Committee.

Compensation of Directors. Non-employee directors receive retainers of $8,750 for each calendar quarter and $1,000 for each meeting of the Board of Directors meeting they attend. In addition, they are paid $1,000 for each Committee meeting they attend, and chairmen of Committees receive an additional annual retainer of $5,000, except chairmen of the Compensation and Audit Committees who receive an additional annual retainer of $10,000. A plan permitting directors to defer compensation is available to all non-employee directors of the Company.

In addition to the cash portion of the annual retainer, for the 5-year period that began on January 1, 1996, the Company credited to each non-employee director a lump sum deposit of $25,000 into a Directors’ Deferred Compensation Plan, representing an annual increase in the director’s retainer fee of $5,000 over the succeeding 5-year period. The amount is valued as though invested in the Company’s Common Stock and vests over five years in one-fifth increments for each year of service beginning on January 1, 1996. Directors who joined the Board in 1998 received a lump sum deposit of $15,000, which vests over three years in one-third increments.

Under the Company’s Non-Employee Director Stock Award Plan, upon joining the Board, non-employee directors receive a one-time grant of 1,000 shares of Common Stock, subject to transfer restrictions lapsing over five years. Each non-employee director also receives an annual grant of 6,000 non-qualified stock options to purchase the Company’s Common Stock at an exercise price set at the mean market price of the Company’s Common Stock on the date of grant. The stock options vest 100% after six months and expire ten years after the date of grant.

Directors’ Deferred Compensation: Under the Company’s Directors’ Deferred Compensation Plan, directors may elect to defer all or a portion of their cash compensation. Deferred amounts are hypothetically invested in either an interest bearing account or a Common Stock account, or a combination of both. Amounts deferred in the interest bearing account earn interest at an annual rate equal to the rate on 10-year Treasury Notes, plus 1%. Amounts deferred in the Common Stock account are credited in the form of hypothetical shares of the Company’s Common Stock based on the mean market price of the Common Stock on the date of the deferral. Hypothetical dividends are reinvested into additional shares. The shares credited to all non-employee directors’ deferred stock accounts are included in the Share Ownership Table on page 13. At each director’s election, upon retirement or resignation from the Board, the deferred compensation account will be paid in a lump sum or in annual or monthly installments over a period not to exceed ten years.

PROPOSAL II.

APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors recommends that the shareholders approve the Board’s appointment of Ernst & Young LLP as independent accountants to audit the financial statements of the Company for the year 2000. The firm has conducted the audits for the Company for many years. If the appointment is not approved, the Board of Directors will appoint another independent accounting firm to audit the financial statements of the Company and its consolidated subsidiaries for the year 2000 without further action by the shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of shareholders and to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as independent accountants for the year 2000.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows, for the last three years, the Compensation paid to the Chairman of the Board, Chief Executive Officer and President and the four next most highly compensated executive officers of the Company. These five individuals are referred to as the “Named Executive Officers” throughout this Proxy Statement.

Summary Compensation Table

	Annual Compensation

				Other
				Annual
Name and Principal		Salary	Bonus	Compensation
Position	Year	($)	($)	($)

R. A. Snell(c)	1999	1,000,008	1,042,022	130,056 (d)
Chairman of the Board,	1998	850,000	2,564,088	98,047
Chief Executive Officer and	1997	600,000	675,000	284,073
President

*T. W. Ryan(c)	1999	400,020	409,519	—
Executive Vice President	1998	320,004	667,585	—
and Chief Financial Officer	1997	220,820	351,000

W. A. Schmelzer(c)	1999	400,008	406,674	—
Executive Vice President	1998	300,000	653,851	—
Europe	1997	237,000	231,000	—

R. P. Randazzo(c)	1999	350,004	257,620	—
Senior Vice President	1998	300,003	500,220	—
Human Resources	1997	250,000	219,000	—

F. I. Streicher(e)	1999	286,525	216,380	—
Senior Vice President	1998	241,458	137,436	—
Sealing Systems/
Visibility/Systems Protection

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Awards		Payouts

	Restricted	Securities
	Stock	Underlying	LTIP	All Other
Name and Principal	Award(s)	Options/SARs	Payouts	Compensation
Position	($)	(No.)	($)(a)	($)(b)

R. A. Snell(c)	—	200,000	754,967	13,278
Chairman of the Board,	—	144,506	—	13,162
Chief Executive Officer and		140,400	—	14,133
President

*T. W. Ryan(c)	—	60,000	155,130	11,800
Executive Vice President	—	29,761	—	42,224
and Chief Financial Officer	501,260	43,000	—	4,858

W. A. Schmelzer(c)	—	70,000	160,301	11,800
Executive Vice President	—	40,087	—	43,371
Europe	—	23,800	—	30,257

R. P. Randazzo(c)	—	35,000	113,762	11,800
Senior Vice President	—	22,159	—	39,874
Human Resources	352,500	13,000	—	3,733

F. I. Streicher(e)		20,000	—	25,071
Senior Vice President		15,500	—	14,865
Sealing Systems/
Visibility/Systems Protection

*	T. W. Ryan was employed by the Company until March 6, 2000.

(a) LTIP payments were made under a three-year performance unit program. The Plan was terminated in 1998. These are final payments under the Plan, based on the price of the Company’s stock on December 31, 1999.

(b) Other compensation paid in 1999 consists of: (i) contributions to the Salaried Employees’ Investment Program and Match Reinstatement Plan in the amount of $11,800 for R. A. Snell, T. W. Ryan, W. A. Schmelzer and R. P. Randazzo and $5,730 for F. I. Streicher; (ii) contributions made by the Company to F. I. Streicher in the amount of $19,341 under the Supplemental Executive Retirement Plan; and (iii) contributions for a life insurance policy to R. A. Snell in the amount of $1,478.

(c) Aggregate restricted stockholdings at December 31, 1999, and the market price of such holdings on such date based upon a closing price of $21.125 per share are as follows: R. A. Snell— 23,000 shares/$485,875; T. W. Ryan— 3,000 shares/$63,375; W. A. Schmelzer— 600 shares/$12,675; and R. P. Randazzo— 3,000 shares/$63,375.

(d) Compensation shown for R. A. Snell includes $73,802 for transportation related expenses.

(e) F. I. Streicher first became an executive officer of the Company in February 1998.

The following table provides additional information concerning the non-qualified stock option awards to purchase the Company’s Common Stock shown in the Summary Compensation Table for 1999. Each option was awarded with an exercise price equal to the mean market price the Company’s Common Stock on the date of grant. The stock options vest 50% two years after the date of grant and 100% three years after the date of grant. All stock options expire five years after the date of grant. The Company did not grant any stock appreciation rights (“SARs”) in 1999. The potential realizable values shown are hypothetical and depend on the future performance of the Company’s Common Stock.

Option/SAR Grants in 1999

					Potential Realizable
					Value at Assumed
		% of Total			Annual Rates of Stock
	Number of	Options/SARs	Exercise		Price Appreciation for
	Securities Underlying	Granted to	or Base		Option Term
	Options/SARs	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/Sh)(a)	Date	5% ($)	10% ($)

R. A. Snell	200,000	7.9	19.50	12/08/04	1,077,498	2,380,989

T. W. Ryan	60,000	2.4	19.50	12/08/04	323,249	714,297

W. A. Schmelzer	70,000	2.8	19.50	12/08/04	377,124	833,346

R. P. Randazzo	35,000	1.4	19.50	12/08/04	188,562	416,673

F. I. Streicher	10,000	0.4	26.50	09/20/04	73,215	161,785
	10,000	0.4	19.50	12/08/04	53,875	119,049

In 1999, the Company granted options to purchase over 2.5 million shares of the Company’s Common Stock to approximately 16,000 employees throughout the world.

The following table shows information for the Named Executive Officers and the amount and values of unexercised stock options as of December 31, 1999. No stock appreciation rights are outstanding, and no stock options were exercised by the Named Executive Officers in 1999.

Aggregated Option/SAR Exercises in 1999

and Year End Option/SAR Values

	Number of Securities	Value of Unexercised
	Underlying Unexercised	In-the-Money
	Options/SARs at Fiscal	Options/SARs at
	Year End (#)	Fiscal Year-End ($)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable

R. A. Snell	390,406/394,500	0/125,000

T. W. Ryan	43,761/ 89,000	0/ 37,500

W. A. Schmelzer	36,576/100,000	0/ 43,750

R. P. Randazzo	23,659/ 56,500	0/ 21,875

F. I. Streicher	26,946/ 31,750	0/ 6,250

Retirement Plans

Under the Company’s Personal Retirement Account Plan (the PRA), benefits are payable upon retirement to salaried employees in the form of a lump-sum or annuity at the employee’s election. The PRA is a defined benefit pension plan. Accrued pension benefits for participants are expressed as an account balance. Annual credits of 2.0, 2.5, 3.0, 4.0, 5.0, 6.0, 7.0, 8.0 or 9.0% of earnings are made to participants’ accounts based on the employee’s age. Earnings are defined as an employee’s base pay plus overtime, commissions, incentive compensation, bonuses and other variable compensation up to a maximum permitted by law ($160,000 in 1999). Benefits vest based on a graded five-year schedule.

Estimated annual retirement benefits that may be provided by the PRA to the Named Executive Officers upon retirement at age 65, which is the mandatory retirement age for officers, assuming conversion of the combined account balances into a single monthly life annuity, are as follows: R. A. Snell— $24,784; T. W. Ryan— $54,281; W. A. Schmelzer— $62,570; R. P. Randazzo— $33,392 and F. I. Streicher— $45,195.

Supplemental Key Executive Pension Plan

In addition to the PRA in 1999, the Company established a Supplemental Key Executive Pension Plan (SKEPP). The SKEPP is a non-tax qualified pension plan, the purpose of which is to provide a pension benefit for a limited number of senior executives that is competitive with pension benefits provided to senior executives at peer group companies. The SKEPP targets a pension benefit equal to 50% of an executive’s average compensation for the highest three of the last five years before retirement. An executive must have worked at the Company for a minimum of five years to receive a benefit under the SKEPP, and in order to receive the maximum SKEPP benefit, an executive must attain a minimum of 20 years of service with the Company and be at least age 62 upon retirement. The target benefits are calculated taking into account benefits paid under the Company’s PRA and certain predecessor plans.

The following table indicates estimated total annual benefits payable as a single life annuity beginning at age 65 for various compensation levels and years of service under the SKEPP, taking into account the PRA. Generally, annual compensation used for the pension formula purposes includes salary and annual bonus as reported in the Summary Compensation Table.

Supplemental Key Executive Pension Plan Table

	Years of Service
	(Estimated Annual Retirement Benefits
	For Years of Service Shown Below)
Average Pay During Final Three
Years Before Retirement	10	15	20	25	30

$400,000	$100,000	$150,000	$200,000	$200,000	$200,000

600,000	150,000	225,000	300,000	300,000	300,000

800,000	200,000	300,000	400,000	400,000	400,000

1,000,000	250,000	375,000	500,000	500,000	500,000

1,200,000	300,000	450,000	600,000	600,000	600,000

1,400,000	350,000	525,000	700,000	700,000	700,000

1,600,000	400,000	600,000	800,000	800,000	800,000

1,800,000	450,000	675,000	900,000	900,000	900,000

2,000,000	500,000	750,000	1,000,000	1,000,000	1,000,000

2,200,000	550,000	825,000	1,100,000	1,100,000	1,100,000

2,400,000	600,000	900,000	1,200,000	1,200,000	1,200,000

The SKEPP grants credit for all years of pension service with the Company and under certain predecessor plans. The Named Executive Officers who are eligible to participate in the SKEPP have the following years of credited pension service as of December 31, 1999: R. A. Snell— 12.1 years; T. W. Ryan— 4.9 years; W. A. Schmelzer— 30.6 years; and R. P. Randazzo— 5.1 years. F. I. Streicher does not participate in the SKEPP.

Employment and Severance Agreements

Employment Agreement. The terms of R. A. Snell’s employment as Chairman of the Board, Chief Executive Officer and President of the Company are set forth in a five-year employment agreement dated as of December 1, 1996 and amended and restated as of September 29, 1999. Mr. Snell’s base salary for 2000 remains unchanged from 1999 at $1,000,008, subject to increase in future years by the Board of Directors. His 2000 bonus compensation, set by the Board, will be based upon the Company’s Economic Value Added (EVA) performance and additional corporate performance measures established by the Board of Directors. He is generally eligible for the plans and benefits provided to the Company’s senior executives. The Company agreed to pay Mr. Snell, following his separation from the Company, supplemental retirement benefits under its Supplemental Key Executive Pension Plan.

Severance Compensation. The Company is a party to executive severance agreements with the Named Executive Officers and certain other key management personnel. Severance benefits will be payable only if an actual or constructive termination of employment occurs within 36 months following a change in control of the Company. The benefits will consist of amounts ranging up to 2.999 times the covered individual’s annualized reported taxable income during the five year period preceding the change in control.

Compensation Committee Report on Executive Compensation

In accordance with rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Company’s Board of Directors has furnished the following report on executive compensation:

Role of Compensation Committee. The Compensation Committee is composed entirely of five independent, non-employee directors of the Company. The Compensation Committee supervises the development and implementation of the Company’s compensation programs with the assistance of independent compensation consultants in order to:

•	link senior manager’s goals with the interest of stockholders;

•	support business plans and long-term Company goals;

•	tie executive compensation to Company performance; and

•	attract and retain talented management personnel.

The Compensation Committee makes recommendations to the Board of Directors on compensation actions involving its executive officers and selected members of senior management. The Compensation Committee met five times in 1999.

Compensation Philosophy. The total compensation plan for senior managers is designed to provide a strong incentive to maximize the Company’s shareholder value and to attract and retain proven management talents.

These goals are achieved by:

•	Direct linkage of cash compensation awards to growth in Economic Value Added (EVA), which the Compensation Committee believes to be the best operating performance measure of shareholder value.

•	Company Common Stock ownership requirements, supported by equity based incentive plans, which promote alignment of senior management with shareholders.

•	Straightforward, definitive plan design that balances risk and reward and visibly ties management rewards to growth in shareholder value.

Factors Considered in Determining Compensation. The Compensation Committee wants the compensation of Company executives to be competitive in the worldwide automobile parts industry and with other major U.S. companies of similar size. Each year, the Committee reviews a report from an outside executive compensation consultant on the Company’s compensation program for executives. The report discusses all aspects of compensation as well as how the Company’s program compares with those of other peer group companies. Based on this report, its own review of various parts of the program, and its assessment of the skills, experience, and achievements of individual executives, the Committee decides the compensation of executives.

In addition, two years ago, the Committee created stock ownership goals for executives at the vice president level and above. The goal is for these executives to own a multiple of their salary in the form of Company Common Stock. Ownership multiples range from one times salary for vice presidents to five times salary for the Chairman, Chief Executive Officer and President.

Types of Compensation. There are two types of compensation:

•	Annual Cash Compensation. This includes base salary and an annual incentive compensation bonus; and

•	Long-Term Compensation. This includes stock options and other long-term incentive awards based on common stock. The value of these awards depends on Company performance and future stock value.

Base Salary. The base salaries of senior management are determined with reference to corporate and individual performance for the previous year, internal relativity and market conditions, including pay at peer companies. Performance appraisals are conducted on an annual basis for all senior managers. Assessment of individual performance includes consideration of a person’s impact on the financial performance of the Company as well as judgment, creativity, effectiveness in developing subordinates in a diverse organization, and contributions to improvements in the quality of the Company’s products, customer service and operations. As noted above, the Compensation Committee uses the survey conducted by the executive compensation consultant to benchmark for reasonableness and competitiveness of base salaries.

Annual Incentive Compensation. Annual incentive compensation, if earned, is paid to executive officers and senior managers in accordance with the EVA Incentive Compensation Plan (the EVA Plan), which is formula driven. The Committee believes that EVA is the best operating performance measure of shareholder returns in excess of the cost of capital, and that executives’ annual incentive compensation should be tied to the Company’s EVA.

The eligible participants in the EVA Plan consist of executive officers and key management employees of the Company (currently less than 100 people) who are appointed by the Chief Executive Officer and approved by the Compensation Committee prior to the beginning of each fiscal year.

Participants in the EVA Plan, have, as a feature of the Plan, an EVA Bonus Bank. Under this feature, an annual bonus is determined based on formulas tied to the Company’s generation of EVA. Declared bonuses are placed in the hypothetical EVA Bonus Bank. Each year, a participant receives a bonus payment that is the sum of (a) an amount out of the EVA Bonus Bank up to the executive’s target bonus; plus (b) one-third of any amount remaining in the EVA Bonus Bank after subtracting (a). The remaining two-thirds of the EVA Bonus Bank balance is carried over for future years. All of the Named Executive Officers had EVA Bonus Bank balances that were carried over from the 1998 EVA Bonus Bank Plan calculation. The intent of this banking feature is to smooth out fluctuations of bonus payments over a period of time. For the Named Executive Officers, the balance in the prior year’s EVA Bonus Bank contributed to the 1999 bonus reflected in the Summary Compensation Table in amounts ranging from 26% to 34%.

Long-Term Incentive Compensation. Stock options are an important part of the Company’s performance-based compensation. The Compensation Committee believes that the awarding of stock options ensures that employees are oriented to growth over the long term and not simply focused on the Company’s short-term profits. In addition, the awarding of stock options encourages employees to remain at the Company because they vest over a three-year period and are forfeited if the employee leaves the

Company before retiring. Options granted in 1999, under the 1997 Amended and Restated Long Term Incentive Plan, expire five years after the date of grant and are granted at the mean market price on the date of grant. The grants made to members of the Company’s senior management in 1999 were based primarily on the recipient’s level of responsibility and were benchmarked against the results of the outside consultant’s compensation survey. For 1999, the Company also paid additional compensation to certain members of senior management under the 1997 Long-Term Incentive Plan. This plan contains a performance unit program feature under which performance units were awarded to a select number of members of senior management in early 1997 to provide them with additional financial incentives to enhance shareholder value. The final payment under this Plan was made in early 2000, based on the value of the Company’s common stock on December 31, 1999. During 1999, the Company did not award any shares of restricted stock.

Chief Executive Officer Compensation. The compensation of Mr. Snell, Chairman of the Board, Chief Executive Officer and President, consists of the same components as for other members of senior management: base salary, annual incentive compensation and long term incentive compensation.

Mr. Snell’s base salary in 1999 was $1,000,008 and will remain at that level for 2000. Mr. Snell’s salary was within the median range of the salaries of chief executive officers of other similarly sized automobile parts supply companies contained in the report provided to the Company by its independent compensation consultant. For 1999, Mr. Snell’s bonus calculation was made up of two elements. Seventy-five percent (75%) of Mr. Snell’s bonus was determined based upon the Company’s EVA performance, which generated a payout of $1,042,022, 34% of which was paid to Mr. Snell from the 1998 EVA Bonus Bank balance. The second portion of Mr. Snell’s bonus was linked to the Company’s stock performance and its generation of free cash flow. This portion of Mr. Snell’s bonus was equal to zero ($0) for 1999. In addition, Mr. Snell received payment of long-term incentive cash compensation in the form of payment of the vested portion of the 1997 Long-Term Incentive Plan Performance Unit Plan. This amount was $754,967 for 1999. This Plan was terminated in 1998, and Mr. Snell will not receive any future payments under this Plan.

In determining Mr. Snell’s 1999 bonus, the Compensation Committee noted that the Company had record sales of $6.5 million for the year and generated $167 million in free cash flow from operations, an improvement of $100 million over 1998. In addition, the Committee noted that the Company’s operating profit increased 98% over 1998, and earnings per share from operations increased 50% over 1998, both of which represent the best performance in the automobile parts industry for the third consecutive year. In reducing Mr. Snell’s bonus from the amount he received in 1998, the Committee focused on the $28 million deterioration in the Company’s EVA from the 1998 EVA amount as well as the decline in the value of the Company’s stock and its shortfall of free cash flow generation.

In 1999, the Compensation Committee also granted Mr. Snell a long-term incentive award of non-qualified stock options to purchase 200,000 shares of the Company’s Common Stock at $19.50 per share, the mean market price of the Common Stock on the date of the grant. These non-qualified stock options vest 50% after two years and 100% after three years, and expire in five years. In determining the size of the stock option grant, the Compensation Committee reviewed a number of annual proxy statements for the Company’s peer group companies as well as executive compensation survey data presented by the independent compensation consultant.

COMPENSATION COMMITTEE

J. J. Fannon, Chairman

P. S. Lewis
A. Madero
J. C. Pope
G. Whalen

STOCK PERFORMANCE CHART

The following performance graph compares the cumulative total shareholder return on the Company’s Common Stock for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Company’s Peer Group for the years 1995 through 1999.

The graph is constructed on the assumption that $100 was invested on December 31, 1994 (with quarterly reinvestment of dividends) in each of the Company, the S&P 500 Index, and the common stock of the Peer Group.*

Comparison of Five-Year Cumulative Total Return

[LINEGRAPH]

	Federal-Mogul	S&P 500	Peer Group

12/31/94	100.00	100.00	100.00
12/31/95	100.00	138.00	125.00
12/31/96	115.00	169.00	150.00
12/31/97	215.00	226.00	173.00
12/31/98	316.00	290.00	172.00
12/31/99	107.00	351.00	134.00

Fiscal Years Ended December 31

Company Name/Index	1994	1995	1996	1997	1998	1999

Federal-Mogul Corp.	100	99.93	114.89	214.74	316.30	107.01

S&P 500 Index	100	137.58	169.17	225.60	290.08	351.12

Peer Group	100	124.90	150.48	172.88	172.45	134.30

* The Peer Group has been constructed by the Company as the industry index for purposes of the performance graph and is composed of nine companies used by the Company in 1999 to benchmark compensation of its executive officers. The Peer Group consists of: Borg Warner Automotive, Dana Corp., Hayes Lemmerz International, Inc., Johnson Controls, Inc., Lear Corp., Magna International, Tenneco, Inc., Tower Automotive, Inc. and TRW, Inc.

Directors’ and Officers’ Ownership of Stock

The following table shows how much Common Stock each director and Named Executive Officer owned as of December 31, 1999. No director or executive officer beneficially owns more than 1% of the Common Stock, or Series C ESOP Stock, and directors and executive officers as a group beneficially own approximately 1% of the Company’s Common Stock. Unless otherwise noted, each person exercises sole voting and investment power with respect to the shares listed.

			Common
			Share
	Shares of	Directors’	Equivalents
	Common Stock	Deferred	of Series C
	Beneficially	Compensation	ESOP
Name	Owned(a)	Stock Units(b)	Stock(c)	Total

Directors
R. A. Snell(d)	479,325		597	479,922
J. J. Fannon	26,422	10,391		36,813
R. M. Hills(e)	63,028	40,363		103,391
P. S. Lewis	13,000	237		13,237
A. Madero	17,427	6,638		24,065
R. S. Miller, Jr.(e)	16,037	3,348		19,385
J. C. Pope(e)	20,891	10,834		31,725
G. Whalen	12,000	2,228		14,228
Named Executive Officers
T. W. Ryan(d)	58,017		594	58,611
W. A. Schmelzer(d)	49,933		2,331	52,264
R. P. Randazzo(d)	53,167		573	53,740
F. I. Streicher	6,288		208	6,496
All directors and executive officers as a group including those named above (21 persons including those named above)	1,202,061	74,039	20,974	1,297,074

(a) This column includes Common Stock held by directors and officers or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Common Stock they hold in the Salaried Employees’ Investment Program (SEIP) and Common Stock directors and officers have the right to acquire as a result of the exercise of stock options within sixty days of the date of this Proxy Statement. Figures in this column include, for all directors other than R. A. Snell, options to purchase 6,000 shares of Common Stock in which the directors are fully vested but that may not be exercised until June 8, 2000.

(b) Under a plan adopted by the Board of Directors, non-employee directors may elect to defer all or a portion of their compensation by converting amounts deferred into Units valued as though invested in Common Stock. The Units do not have voting rights.

(c) Shares allocated to personal accounts under SEIP of the Company. Participants share dispositive power over such shares with the Trustee for the Plan. Shares are voted (at the rate of two votes per share) by the Trustee in accordance with instructions from participants. Non-employee directors are not eligible to receive Series C ESOP Stock.

(d) The amounts shown include shares of Common Stock the following persons have the right to acquire as a result of the exercise of stock options within sixty days of the date of this Proxy Statement: R. A. Snell— 390,406 Shares; T. W. Ryan— 43,761 Shares; W. A. Schmelzer— 36,576 Shares; R. P. Randazzo— 23,659 Shares and F. I. Streicher— 3,750 Shares.

(e) R. M. Hills has voting power with respect to 15,465 shares held in a family partnership; R. S. Miller, Jr. shares voting power with respect to 1,000 shares owned jointly; and J. C. Pope shares voting power with respect to 400 shares.

Ownership of Stock By Principal Owners

To the best of the Company’s knowledge and based on public reports filed with the Securities and Exchange Commission, the following table represents the beneficial owners of five percent or more of the outstanding shares of the Company’s Common Stock as of December 31, 1999.

	Number of Shares	Percent of Class
Name and Address of Beneficial Owner

Capital Group International, Inc.(a)	10,205,830	13.8%
11100 Santa Monica Boulevard Los Angeles, CA 90025

Tiger Management Corporation(b)	8,893,300(a)	12%
Tiger Management L.L.C. Tiger Performance L.L.C. 101 Park Avenue New York, NY 10178

Brinson Partners, Inc.	6,248,400	8.9%
209 South LaSalle Street Chicago, IL 60604

Capital Research and Management Company(c)	4,869,860	6.4%
333 South Hope Street Los Angeles, CA 90071

State Street Bank and Trust Company	3,640,803	5.17%
225 Franklin Street Boston, MA 02110

(a) Capital Group International (“CGII”) serves as the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported. CGII does not have investment power or voting power over any of the securities reported. Of the number of shares reported, Capital Guardian Trust Company, a subsidiary of CGII, claims sole voting power as to 5,507,700 shares, sole dispositive power as to 7,400,420 shares and disclaims beneficial ownership of the 7,400,420 shares.

(b) Tiger Management Corporation (TMC) shares voting and dispositive power with respect to 8,893,300 shares on behalf of the clients of Tiger Management L.L.C. (TMLLC) and Tiger Performance L.L.C. (TPLLC). Julian H. Robertson, Jr. is the ultimate controlling person of TMC, TMLLC and TPLLC.

(c) Capital Research and Management Company (“CRMC”), claims sole dispositive power as to 4,869,860 shares and disclaims beneficial ownership of the 4,869,860 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on the Company’s records and other information, the Company believes that during 1999 its directors, officers and ten percent beneficial owners have complied with the filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended.

OTHER INFORMATION

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the accompanying Proxy confers discretionary authority on the holders of the Proxies with respect to those matters unless the Company received prior notice of the matter, as provided below under “Shareholder Proposals”. It is the intention of such Proxy holders to vote the Proxies in accordance with their best judgment.

The Company will pay all expenses in connection with the solicitation of Proxies. The Company will reimburse brokers, custodians, nominees and fiduciaries for their expenses in mailing Proxy materials. In addition to solicitation by mail, officers and other employees may also solicit Proxies in person or by telephone, without additional compensation. Also, the Company has hired the firm of D. F. King & Co. Inc., to assist in the distribution of Proxy materials and the solicitation of votes. The Company estimates that the fees paid to D. F. King & Co. Inc. will be approximately $7,500, plus reasonable out-of-pocket costs and expenses.

SHAREHOLDER PROPOSALS

In order for a shareholder proposal or nomination to be properly presented at the Company’s 2001 Annual Meeting of Shareholders (the 2001 Annual Meeting), the shareholder proponent must comply with the relevant notice requirements contained in the Company’s By-laws. These requirements relate to both the timing and content of the notice. To be timely, a shareholder proposal or nomination intended to be brought before the 2001 Annual Meeting must be received by the Company during the period on or after January 8, 2001 and on or prior to February 2, 2001. In order for a Shareholder’s nomination to be considered, the Shareholder’s notice of a proposed nominee must include all of the information that the Company would be required to disclose regarding the nominee in its Proxy Statement. All proposals and nominations should be directed to the Secretary of the Company, 26555 Northwestern Highway, Southfield, Michigan 48034.

In addition, any shareholder proposal that is intended to be included in the Company’s Proxy Statement for the 2001 Annual Meeting must comply with certain rules and regulations of the Securities and Exchange Commission. The deadline for submitting any such proposal to the Company for inclusion in its Proxy Statement for the 2001 Annual Meeting is November 15, 2000.

By Order of the Board of Directors,

/s/ David M. Sherbin
David M. Sherbin
Associate General Counsel and Secretary

Federal-Mogul Corporation

World Headquarters

26555 Northwestern Highway

Southfield, Michigan 48034

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